Exhibit 99.1

An Innovative Manufacturer of Specialty Tapes, Laminates, Sealants and Coatings

NEWS RELEASE

CHASE CORPORATION ANNOUNCES RECORD QUARTER & YEAR
APPROVES DIVIDEND OF $0.35 PER SHARE
FISCAL 2008 NET INCOME INCREASES 22% TO $12.4 MILLION
EARNINGS PER SHARE INCREASES $0.21 TO $1.43

Bridgewater, MA – October 14, 2008 – Chase Corporation (AMEX:CCF) today reported net income of $3,817,000 for the quarter ended August 31, 2008, representing an increase of $406,000 or 12% compared to $3,411,000 in the same period last year.  Earnings per diluted share increased $0.04 to $0.44 compared to $0.40 in fiscal 2007.  Revenues of $35.7 million in the current fiscal quarter represented an increase of $1.5 million or 4% from $34.2 million in the prior year period.

This represents the first time in the Company’s history that quarterly revenues and net income surpassed $35 million and $3.5 million, respectively.

Revenues for the fiscal year ended August 31, 2008 were $132.5 million and represented a 4% increase over $127.5 million in the prior year.  Net income for the fiscal year increased $2.2 million or 22% to $12.4 million or $1.43 per diluted share, compared to $10.2 million, or $1.22 per diluted share, in the prior year.

Peter R. Chase, Chairman and Chief Executive Officer commented: “As we have been saying all year, the housing market decline and higher raw material costs have been challenges for our Company.  I am very happy to say we have met and overcome them with our long time strategy of closely controlling costs.  In the third quarter report we predicted a successful finish to the year.  New highs in revenues and net income have been reached by our team.

“At the same time our financial position has never been stronger as we prepare for the years ahead.  For the first time, Chase Corporation is essentially debt-free with substantial borrowing capacity for expected acquisition opportunities and plant expansion needs.

“We will continue our medium term plan to reduce costs through strategic consolidation within our own organization while at the same time providing capacity for growth.  This realignment will give us increased focus on our best sales opportunities with the advantage of a lower cost base.

“Our acquisition effort is being energized, as we dedicate more staff to this process, and we remain committed to global growth while managing risk to protect our overall profitability.

“Recent trouble in the financial markets has negatively impacted our stock price like that of most others, but I am pleased to say that Chase Corporation has never been stronger, both financially and operationally with its outstanding team of dedicated people.  The Board’s approval of a $0.35 dividend, a 40% increase over last year and by far our largest yet, demonstrates our commitment to reward our shareholders’ support, especially during these challenging times.  We look forward to continued success.”

The following table summarizes the Company’s financial results for the quarter and year ended August 31, 2008 and 2007.

	For the Three Months Ended		For the Year Ended
	August 31,		August 31,
All figures in thousands, except per share figures	2008	2007	2008	2007

Revenues	$35,670	$34,168	$132,478	$127,460

Costs and Expenses
Costs of products and services sold	24,113	22,711	89,708	87,890
Selling, general and administrative expenses	6,084	5,921	23,923	22,421
Loss on impairment of goodwill	—	—	—	311

Operating income	5,473	5,536	18,847	16,838

Other income (expense)	228	(122)	437	(659)

Income before income taxes	5,701	5,414	19,284	16,179

Income taxes	1,884	2,003	6,910	5,986

Net income	$3,817	$3,411	$12,374	$10,193

Net income per diluted share	$0.44	$0.40	$1.43	$1.22

Weighted average diluted shares outstanding	8,716	8,425	8,647	8,354

The Company also announced a cash dividend of $0.35 per share to shareholders of record on October 31, 2008 payable on December 3, 2008.

The fourth quarter results reflect the benefit of the Company’s diversified product lines and the ability to navigate through difficult economic times.  Favorable product mix and the strength of the Company’s key brands along with continued attention to controlling costs were primary contributors to both the quarter and fiscal year results.  This, along with continued pressure on raw material costs, remains a critical component towards future profitability.  In fiscal 2009 management will focus on addressing the impact of uncertainties presented by the current global economy.

The Company’s balance sheet has never been healthier with cash and cash equivalents of $3.9 million, no outstanding bank debt and net working capital of $23 million as of August 31, 2008.  Our $10 million unsecured line of credit remains intact at favorable rates with additional financing through existing banking relationships available for future acquisitions.

Chase Specialized Manufacturing

Revenues from this segment were $30.8 million in the current quarter compared to $30.0 million in the prior year period.  Revenues were $113.2 million for the year ending August 31, 2008 compared to $109.2 million in the prior year. Increased revenues in the current quarter and fiscal year relate primarily to sales from Chase Protective Coatings Ltd, which was established in September 2007.  Additionally, increased sales of pipeline and conformal coatings products were offset by decreases seen in building wire and cable and construction products.

Chase Electronic Manufacturing Services (EMS)

This operating segment had revenues of $4.9 million in the current quarter compared to $4.2 million in the prior year quarter.  Record revenues for the year ending August 31, 2008 were $19.3 million compared to $18.3 million in fiscal 2007.  Demand for contract manufacturing services from existing customers remained strong in the current quarter.  The backlog for Chase EMS as of August 31, 2008 was flat with the third quarter at $8.5 million.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.